Exhibit 99.01
Versant Contact:
Jerry Wong
Chief Financial Officer
Versant Corporation
1-800-VERSANT
650-232-2400

Versant Announces Quarterly Revenues of $4.2 Million

Redwood City, California, December 10, 2012 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for its fourth fiscal quarter and fiscal year ended October 31, 2012.

Results for Fourth Quarter Ended October 31, 2012
For the quarter, Versant reported revenues of $4.2 million compared to $4.0 million for the same quarter of the last fiscal year, representing an increase of approximately 6%. A decrease in the euro/dollar exchange rate during the quarter had the effect of decreasing total revenues by approximately $0.2 million for the quarter compared to the corresponding period of the prior fiscal year. One customer accounted for 23% of total revenues in the quarter and the same customer accounted for 15% of total revenues in the same period last year.

Net loss for the fourth quarter of fiscal 2012 was $2.0 million and diluted net loss per share was $0.72 compared to net income of $0.3 million and diluted net income per share of $0.10 for the fourth quarter of fiscal 2011. The Company has taken a full valuation allowance against its deferred tax assets in the quarter, resulting in a non-cash charge of approximately $818,000 or $0.30 per fully diluted share. Loss from operations for the quarter was approximately $1.0 million, compared to income from operations of approximately $0.4 million in the same quarter a year ago. The loss from operations in the fourth quarter of fiscal 2012 compared to income from operations for the same quarter in fiscal 2011 was largely the result of planned increases in sales and marketing expense and research and development expense of approximately $0.3 million and $0.5 million, respectively, and a $1.0 million increase in general and administrative expense primarily related to Versant’s anticipated merger with Actian Corporation and to its now terminated merger agreement with UNICOM Systems.

Results for Fiscal Year Ended October 31, 2012
Revenues were approximately $15.5 million for the fiscal year ended October 31, 2012 compared to approximately $16.3 million for fiscal year 2011, a decrease of approximately 5%. A decrease in the euro/dollar exchange rate during fiscal 2012 contributed approximately 88% of the decrease in total revenues for fiscal 2012 compared to fiscal 2011. One customer accounted for 20% of total revenues in fiscal 2012 and the same customer accounted for 12% of total revenues in fiscal 2011.

Net loss for fiscal 2012 was $3.2 million, a decrease of $3.9 million from net income of $0.7 million in fiscal 2011, and diluted net loss per share for fiscal 2012 was $1.15 compared to diluted net income per share of $0.23 in fiscal 2011. Net loss for fiscal 2012 includes a non-cash income tax expense of approximately

$818,000 or $0.30 per fully diluted share, which represents the increase in the valuation allowance against the Company’s deferred tax assets. Loss from operations for fiscal year 2012 was approximately $2.0 million, compared to income from operations of approximately $0.9 million in fiscal year 2011. The loss from operations in fiscal 2012 compared to the income from operations in fiscal 2011 primarily resulted from planned increases in sales and marketing expense and research and development expense of approximately $0.7 million and $1.2 million, respectively. An approximate $0.5 million increase in general and administrative expense also contributed to the decrease in income from operations.

As previously announced, On November 21, 2012, Versant signed a definitive merger agreement with Actian Corporation (“Actian”) and a new Actian subsidiary which provides for Actian to acquire Versant for $13.00 per common share in cash. The proposed merger remains subject to, among other conditions, approval of the merger by Versant’s shareholders at a special meeting of shareholders currently scheduled for December 20, 2012 at Versant’s offices in Redwood City, California. For more information on the merger, please refer to Versant’s proxy statement as filed with the Securities and Exchange Commission.

Additional Information About the Proposed Merger and Where You Can Find It
In connection with the proposed merger with Actian, Versant has filed a definitive proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SHAREHOLDERS OF VERSANT ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS FILED BY VERSANT WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and the other relevant materials, and any other documents filed by Versant with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders of Versant may obtain free copies of the documents filed with the SEC by contacting Versant Investor Relations at (650) 232-2400, Attn: Jerry Wong, or Versant Corporation, 255 Shoreline Drive, Suite 450 Redwood City, California 94065, USA and may obtain a free copy of the proxy statement at the Versant Investor Relations website at http://www.versant.com/company/investor-relations/sec-filings. You may also read and copy any reports, statements and other information filed by Versant with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Versant and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Versant shareholders in favor of the proposed transaction. Certain executive officers and directors of Versant have interests in the transaction that may differ from the interests of shareholders generally, including without limitation acceleration of vesting of stock options and restricted stock units, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests are described in the definitive proxy statement referenced above and the other relevant documents filed with the SEC.

About Versant Corporation
Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant's solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 150,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon,

Siemens, and the Financial Times as well as the US Government.  For more information, call (650) 232-2400 or visit www.versant.com.

Forward-Looking Statements Involve Risks and Uncertainties
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include statements regarding the timing of the special meeting of Versant's shareholders called to vote on the proposed merger of Versant with a subsidiary of Actian Corporation, the potential consummation of that merger, the potential timing of consummation of the merger if it is approved and the potential results of the merger transaction. The accuracy of the forward-looking statements in this press release cannot be guaranteed as they are subject to a variety of risks and uncertainties that may cause these forward-looking statements to be incorrect or to differ materially from future events, including but not limited to, whether the required Versant shareholder approval for the transaction will be obtained, whether closing conditions to the transaction will be satisfied, other uncertainties as to the timing of the closing of the merger, the impact of the proposed merger on our operations, and those other factors contained in the Company's most recent Annual Report on Form 10-K, its reports on Form 10-Q and its reports on Form 8-K.

The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Information concerning factors that could adversely affect our business and results can be found in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K for the year ending October 31, 2011, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

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VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)
(unaudited)

	October 31, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$20,860	$23,145
Trade accounts receivable, net	2,611	2,183
Deferred income taxes	—	898
Other current assets	444	481
Total current assets	23,915	26,707

Property and equipment, net	926	993
Goodwill	8,589	8,589
Intangible assets, net	205	309
Other assets	38	38
Total assets	$33,673	$36,636

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$714	$152
Accrued liabilities	2,130	1,076
Deferred revenues	3,114	2,695
Total current liabilities	5,958	3,923

Other long-term liabilities	348	178
Total liabilities	6,306	4,101
Commitments and contingencies

Shareholders' equity:
Common stock, no par value, 7,500,000 shares authorized,
2,721,907 issued and outstanding at October 31, 2012,
and 2,935,125 shares issued and outstanding at October 31, 2011	88,482	90,055
Accumulated other comprehensive income (loss), net	(342)	31
Accumulated deficit	(60,773)	(57,551)
Total shareholders' equity	27,367	32,535
Total liabilities and shareholders' equity	$33,673	$36,636

VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31, 2012	October 31, 2011	October 31, 2012	October 31, 2011
Revenues:
License	$2,449	$2,138	$8,597	$8,896
Maintenance	1,682	1,805	6,680	7,201
Professional services	100	36	184	175
Total revenues	4,231	3,979	15,461	16,272

Cost of revenues:
License	60	54	249	252
Amortization of intangible assets	25	26	103	190
Maintenance	346	364	1,373	1,475
Professional services	46	16	87	85
Total cost of revenues	477	460	1,812	2,002

Gross profit	3,754	3,519	13,649	14,270

Operating expenses:
Sales and marketing	1,673	1,407	6,233	5,568
Research and development	1,407	954	5,075	3,921
General and administrative	1,696	717	4,350	3,810
Restructuring	—	—	—	25
Total operating expenses	4,776	3,078	15,658	13,324

Income (loss) from operations	(1,022)	441	(2,009)	946
Interest and other income (expense), net	(16)	52	112	38
Income (loss) before income taxes	(1,038)	493	(1,897)	984
Provision for income taxes	936	189	1,325	282

Net income (loss)	$(1,974)	$304	$(3,222)	$702

Net income (loss) per share:
Basic	$(0.72)	$0.10	$(1.15)	$0.23
Diluted	$(0.72)	$0.10	$(1.15)	$0.23

Shares used in per share calculation:
Basic	2,733	2,947	2,812	3,078
Diluted	2,733	2,963	2,812	3,083